Exhibit 10.6

December 17, 2015

David L. Gamsey

[ADDRESS]

Dear David,

The following will set forth the terms and conditions of your employment with First Advantage Corporation (“Letter Agreement” and/or “Agreement”).

1. Position; Duties.

(a) During your employment under this Letter Agreement, you will serve in a full-time capacity as Executive Vice President and Chief Financial Officer of First Advantage Corporation (the “Employer”). In this position, you will report to Mark Parise, Chief Executive Officer of the Employer and will have such duties and responsibilities, commensurate with your position, as will be determined from time to time by him. Your employment with the Employer under this Letter Agreement will commence on or around February 1, 2016 as long as you return an executed copy of this Letter Agreement to the Employer (which employment commencement date, for purposes of this Letter Agreement, will be hereafter referred to as the “Effective Date”).

(b) Your principal place of employment will be the offices of the Employer currently located in Atlanta, GA. You will also be required to travel to other First Advantage locations or for other business reasons from time to time in the course of performing your duties for the Employer.

(c) By signing this Letter Agreement, you represent and warrant to the Employer, as of the Effective Date, that:

(i) you are not under, subject to or otherwise obligated by any contractual commitments (including, without limitation, any non-competition, non-solicitation, proprietary information and inventions, members’, shareholders’, investors’ or similar agreements) that will be inconsistent with your obligations to the Employer or any of its affiliates, or that would be breached by or would prevent or interfere with your execution of this Letter Agreement or your obligations under this Letter Agreement to the Employer, other than your existing employment agreement which requests that you provide your existing employer “as much time as reasonable under the circumstances” prior to your resignation; and

(ii) you have no holdings in the capital stock or equity interests of any company (other than holdings of less than one percent (1%) of the outstanding capital stock of a publicly traded corporation) that is in competition with any line of business conducted by the Employer or any of its affiliates.

2. Salary. You will be paid a salary at the annual calendar year rate of $400,000.00 (the “Base Salary”), payable in accordance with the Employer’s standard payroll practices for salaried employees, but in any event not less frequently than monthly. The Base Salary will begin to accrue on and from the Effective Date and will be subject to annual review and adjustment (but not reduction for the same responsibilities) pursuant to the Employer’s employee compensation policies in effect from time to time.

3. Performance Bonuses. The Board of Directors (the “Board”) of the Employer’s parent holding company STG-Fairway Holdings, LLC (the “Company”), has adopted a management financial incentive plan, under which it is expected that you will be eligible to receive an annual Performance Bonus in an amount equal to fifty percent (50%) of your then-current Base Salary (the “Performance Bonus”). Performance Bonuses will be payable in the sole discretion of the Board for achieving specified annual target business plan objectives, that will be established by the Board. For 2016, you will be eligible for a full year Performance Bonus. The Performance Bonus for each year will be payable promptly following the completion of the Company’s annual financial audit. Payment of the Performance Bonus is subject to Paragraph 7(b).

4. Equity Compensation. Promptly following your execution of this Letter Agreement, the Employer will recommend to the Board that you be awarded a grant of units under the Company’s Equity Incentive Plan (the “Equity Incentive Plan”) of 600,000 Restricted Class C Units (“RSU’s”) in the Company (the terms and conditions of which will be provided in a separate document), to be structured as follows:

(a) 300,000 time-based RSU’s vesting over 5 years, using Current C class vesting schedule under which 20% vests on the first anniversary of date of grant, and 5% vests each quarter thereafter; and

(b) 300,000 performance-based RSU’s (“Performance-based RSU’s”) vesting upon the Company achieving an Enterprise Value upon a Sale of the Company (as such terms are defined in the Equity Incentive Plan) as follows:

•	75,000 of Performance-based RSU’s shall vest upon a Sale of the Company if Enterprise Value is at least $900,000,000;

•	an additional 75,000 of Performance-based RSU’s shall vest upon a Sale of the Company if Enterprise Value is at least $1,000,000,000;

•	an additional 75,000 of Performance-based RSU’s shall vest upon a Sale of the Company if Enterprise Value is at least $1,250,000,000; and

•	the remaining 75,000 of Performance-based RSU’s shall vest upon a Sale of the Company if Enterprise Value is at least $1,500,000,000.

Performance-based RSUs based on Enterprise Value at time of equity transaction with equity transaction required by the end of the 5th year. Any non-owner driven extension beyond 5 years will reduce the award at each level by 50%. As of the date of this Agreement, there are no more than 152,500,000 Units outstanding, including full vesting of all RSU’s currently outstanding.

The Employer acknowledges and agrees that the issuance of such RSU’s is a material inducement for you to agree to be employed by the Employer, and that if such RSU’s are not granted to you, you may terminate this Letter Agreement without further obligation to the Employer.

5. Other Benefits.

(a) During your employment with the Employer, in addition to the Equity Incentive Plan described above, you will be eligible to participate the first of the month following the

Effective Date (or such other date as required by the eligibility provisions of the applicable benefit plan) in the Employer’s benefit plans made available to executive officers of the Employer, including, but not limited to, any 401 (k), profit sharing, or defined benefit plan, any group health insurance plan, dental insurance plan, life insurance plan, and long and short term disability insurance plans, and any fringe benefit plans and programs, in accordance with standard terms and conditions of such plans. Such plans are subject to change or termination from time to time at the discretion of the Employer. You will be eligible for five (5) weeks of personal time off per calendar year and you will be a participant in the Leadership Paid Time Off (LPTO) policy. The LPTO policy permits leadership to take time off with pay at his or her discretion, subject to meeting the Company’s overall performance expectations. The LPTO policy is subject to change or termination from time to time at the discretion of the Employer.

(b) You will also be entitled to receive a computer and cell phone commensurate with other executives at your level, and will be covered under the Company’s D&O insurance policies commensurate with other executives at your level.

6. General Expense Reimbursement. During your employment, the Employer will reimburse you for all reasonable business-related expenses that you incur on the Employer’s behalf or in connection with carrying out your duties for the Employer, including, but not limited to, professional fees and expenses related to maintaining your CPA license and expenditures that you make in connection with travel, entertainment and miscellaneous expenses. To obtain such reimbursement, you must timely submit reasonable documentation of such expenses in accordance with the standard policies and procedures established by the Employer as in effect from time to time.

7. Period of Employment.

(a) Your employment with the Employer will be “at will”, meaning that either you or the Employer will be entitled to terminate your employment at any time and for any reason, with or without Cause, upon written notice to the other party. Although, subject to the terms of this Letter Agreement, your job duties, title, compensation and benefits, as well as the Employer’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Employer.

(b) Subject to and notwithstanding the other provisions of this Letter Agreement, if your employment with the Employer is terminated, your compensation and benefits under this Letter Agreement in the event of any such termination will be as set forth in this Paragraph 7(b );

(i) In General, Upon termination of your employment for any reason, you will be entitled to receive:

(A) your Base Salary (as in effect at the time of your termination of employment) through the date on which your employment terminates (the “Date of Termination”); payable on the pay date immediately following the Date of Termination;

(B) unpaid qualified expense reimbursements through the Date of Termination,; and

(C) all other amounts due to you pursuant to applicable law and the plans, policies, and practices of the Employer (the foregoing subsections (i)(A)-(C) collectively, the “Accrued Obligations”).

(ii) Additional Payments Upon Termination Without Cause or For Good Reason. lf your employment is terminated by the Employer without Cause or by you for Good Reason, and subject to the conditions set forth in Paragraph 7(c), you will be entitled to receive:

(A) continued payment of your Base Salary in effect on the Date of Termination (disregarding any reduction constituting Good Reason) for a period of nine (9) months following the Date of Termination, in accordance with the Employer’s standard payroll practices;

(B) if you timely elect continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Employer will reimburse you for the monthly COBRA premium paid by you for yourself and your spouse for a period of nine (9) months following the Date of Termination (on a taxable basis), with such monthly reimbursement payable to you no later than thirty (30) days following the Employer’s receipt of evidence of such payment. Company may elect to pay such amount in a lump sum payment.

(C)	Any earned but unpaid Performance Bonus with respect to any completed calendar year immediately preceding the Date of Termination, payable as set forth in Paragraph 3.

(iii) Termination Upon Death or Disability. In the event that your employment is terminated as a result of your death or Disability, in addition to the Accrued Obligations, your estate will be entitled to receive the earned but unpaid Performance Bonus, if any, payable on the earlier of the otherwise applicable payment date set forth in Paragraph 3 or March 15 of the calendar year following the Date of Termination.

(c) Release of Claims; Timing. Notwithstanding anything in this Letter Agreement to the contrary, as a condition to receiving any benefits and payments under Paragraph 7(b)(ii) (other than Accrued Obligations) with respect to termination without Cause or for Good Reason, you (or your estate or representative, as applicable) will be obligated to execute, Within thirty (30) days following your Date of Termination (the “Release Period”) a general release of claims in favor of the Employer, substantially in the form attached hereto as Exhibit B, which release shall have become effective and irrevocable in its entirety. Your failure or refusal to sign the release (or your revocation of such release in accordance with applicable law) will result in the forfeiture of the payments and benefits under said Paragraph 7(b)(ii) and the repayment of any amounts already paid to you thereunder (other than Accrued Obligations). Notwithstanding anything in this Letter Agreement to the contrary, in the event that the Release Period overlaps two (2) calendar years, unless otherwise permitted by Section 409A of the Internal Revenue Code, as amended (the “Code”), any benefits and payments under Paragraph 7(b)(ii) (other than Accrued Obligations) that would have been made during such first calendar year shall instead be withheld and paid on the first payroll date in such second calendar year, with all remaining payments to be made as if no such delay had occurred.

(d) Compliance with Obligations. If, following a termination of employment you breach, in any material respect, any provision of Paragraphs 8 and 9 of this Letter Agreement, including any provision of the Confidential Information and Inventions Assignment Agreement attached hereto as Exhibit C (the “Confidentiality Agreement”), you will not be eligible, as of the date of such breach, for any of the payments and benefits described under Paragraph 7(b)(ii) (other than Accrued Obligations) and any and all obligations and agreements of the Employer with respect to such payments shall thereupon cease.

(e) Effect of Termination. The termination of your employment for any reason will constitute your resignation from (i) any director, officer or employee position you have with the Employer or any affiliate thereof and (ii) all fiduciary positions (including as a trustee) you hold with respect to any employee benefit plans or trusts established by the Employer or any of its affiliates. You hereby agree that this Letter Agreement will serve as written notice of resignation in this circumstance.

8. Outside Activities.

(a) Exclusive Services. During your employment with the Employer, you will not engage in any other gainful employment, business or activity, without the written consent of the Employer. Notwithstanding the foregoing, you will be permitted to act or serve as a director, trustee, committee member or principal of any type of charitable organization as long as such activities are disclosed to the Employer; provided, however, that the Employer reserves the right to require you to resign from any such board or similar body on which you may serve if it determines in good faith that your service on such board interferes with the effective discharge of your duties and responsibilities to the Employer or any of its affiliates. In addition, you will not own, directly or indirectly, any capital stock or equity interests of any company which is in competition with any line of business conducted by the Employer or any of its affiliates; provided, however, that you may own, directly or indirectly, up to one percent (1%) of the outstanding capital stock of any publicly traded corporation.

(b) Non-Disparagement. During and after your term of employment with the Employer and (i) you will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Employer or the Company, or any of its respective directors or officers, to any third parties, and (ii) the members of the Board and the Employer will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding you to any third parties. Notwithstanding the foregoing, nothing contained in this Letter Agreement will be deemed to restrict you or any other individual or entity from providing truthful information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent your are or such individual or entity is requested or required to provide such information pursuant to applicable law or regulation.

(c) Trade Secrets. In the course of your employment with the Employer you have become, and will continue to become, familiar with the trade secrets of the Employer and its affiliates (collectively, the “Company Group”) and with other confidential information concerning the business of the Company Group. Because of the foregoing and in further consideration of the compensation and other benefits to be provided to you under this Letter Agreement, you will not during your employment with the Employer, and continuing thereafter, directly or indirectly use trade secrets (as such term is defined in Section 3426(1)(d) of the Uniform Trade Secrets Act) of the Company Group or violate the Confidentiality Agreement.

(d) Non-Solicitation. While you are employed by the Employer or any of its affiliates and continuing for a period of twelve (12) months thereafter, (the “Non-Solicit Period”), you will not, directly or indirectly, (i) knowingly interfere with or attempt to interfere with the relationship between any person who is, or was during the then most recent twelve (12) month period, an employee, officer, representative or agent of the Employer or any of its affiliates, or solicit, induce or attempt to solicit or induce any of them to leave the employ of the Employer or any of its affiliates, or violate the terms of its respective contracts, or any employment arrangements, with such entities; or (ii) induce or attempt to induce any customer, client, supplier, licensee or other person or entity then having a business relationship with the Employer or any of its affiliates to cease doing business with the Employer or any of its affiliates, or in any way knowingly interfere with the relationship between the Employer or any of its affiliates and any customer, client, supplier, licensee or other business relationship. As used herein, the term “indirectly” will include, without limitation, the authorized use of your name by any competitor of the Employer or any of its affiliates to induce or interfere with any employee or business relationship of the Employer or any of its affiliates (provided that general solicitations, advertisements and announcements shall not be deemed to be in violation of this Paragraph).

(e) Non-Competition. While you are employed by the Employer or any of its affiliates and continuing for a period of twelve (12) months thereafter, you shall not, directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise, alone or in association with any other person or entity, own, manage, operate, control, participate in, invest in (other than an investment that results in you owning less than one-percent (l%) of the outstanding voting stock of a publicly traded company), or carry on a business that is in direct competition with the products and services currently offered by the Employer or any of its affiliates.

9. Confidentiality. Like all employees, you will be required, as a condition to your employment with the Employer, to sign the Confidentiality Agreement, which is the Employer’s standard form of Confidential Information and Inventions Assignment Agreement. For all purposes of this Letter Agreement, the covenants contained in the Confidentiality Agreement are incorporated herein by reference as if such covenants were set forth herein in full. In addition, the Employer agrees not to disclose the existence of this Letter Agreement or anything else regarding your future employment to any third parties until such time as you have notified the Employer that you have provided notice of resignation to your current employer.

10. Material Inducement; Injunctive Relief. You acknowledge and agree that the covenants entered into by you in Paragraphs 8 and 9 are essential elements of the parties’ agreement as expressed in this Letter Agreement, are a material inducement for the Employer to enter into this Letter Agreement and the breach of any of those covenants would be a material breach of this Letter Agreement. You further acknowledge and agree that the Employer’s remedies at law for a breach or threatened breach of any of the provisions of Paragraphs 8 and 9 would be inadequate. In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Employer will be entitled to obtain equitable relief in the form of temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available, without bond or security, restraining you from engaging in the activities prohibited by Paragraphs 8 and 9 of this Letter Agreement, or such other relief as may be required specifically to enforce this Letter Agreement.

11. Withholding. All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes and any other legal deduction or withholding requirements.

12. Section 409A of the Code.

(a) This Letter Agreement is intended to comply with, or meet the requirements of an exemption under Section 409A of the Code, and will be interpreted and construed consistent with that intent. For purposes of determining timing of payment of any nonqualified deferred compensation under this Letter Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of your employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code. For purposes of Section 409A of the Code, your right to receive any installment payments pursuant to this Letter Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Letter Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer.

(b) Notwithstanding any other provision of this Letter Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(l) of the Code, the payment will be paid (or provided) in accordance with the following:

(i) If you are a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of your termination of employment, then no such payment shall be made or commence during the period beginning on the date of termination and ending on the date that is six (6) months following the date of termination or, if earlier, on the date of your death. Upon the expiration of the foregoing delay period, the amount of any payment that would otherwise be paid to you during the delay period will instead be paid in a lump sum on the fifteenth (15th) day of the first calendar month following the end of the period, and any remaining payments and benefits due under this Letter Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(ii) Payments with respect to reimbursements of expenses, business club memberships, financial planning expenses, relocation expenses or legal fees shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year. Any right to any reimbursement shall not be subject to liquidation or exchange for another benefit.

(iii) Payments under this Letter Agreement shall not be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.

13. 280G Treatment. Notwithstanding anything in this Letter Agreement to the contrary, in the event you receive severance or other payments or benefits that would be considered “parachute payments” within the meaning of Section 280G of the Code (“Section 280G” and the “Parachute Payments”), you agree to submit the Parachute Payments for shareholder approval in accordance with the requirements of Section 280G and the regulations promulgated thereunder. You acknowledge that, in connection with the shareholder approval process, you are required to waive your right to receive and/or retain the Parachute Payments in the event shareholders do not validly approve the payments as required by Section 280G. In the event you refuse to sign a 280G waiver if so requested by the Employer, payments and/or benefits you might receive (whether severance or otherwise) that are deemed “contingent” on a transaction under Section 280G shall be reduced (but not below zero) so that no portion of the payments and/or benefits will be deemed parachute payments (and to the extent any such reduced payments already were paid, you agree to return those amounts to the Employer). For purposes of any such reduction, cash payments shall be reduced first, on a pro-rata basis, then payments related to equity grants (whether in the form of vesting acceleration or otherwise), in reverse order of the date of grant, and then any other payments and benefits due to you on a pro-rata basis.

14. Definitions. To the extent not defined herein, Exhibit A to this Letter Agreement sets forth the applicable definitions of capitalized terms in this Letter Agreement.

15. Entire Agreement. This Letter Agreement and its exhibits, including the referrals herein to other documents, plans and agreements, contain all of the terms of your employment with the Employer and supersede, as of the Effective Date, any prior understandings or agreements, whether oral or written with the Employer or its respective predecessors or affiliates.

16. Severability. The illegality, invalidity or unenforceability of any provision of this Letter Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity, enforceability of any other provision. In addition to, and consistent with the foregoing, although the covenants in Paragraph 8 of this Letter Agreement are considered by the Employer and you to be reasonable in all the circumstances, if one or more of such covenants should be held invalid as an unreasonable restraint of trade or for any other reason whatsoever, but would have been held valid if part of the wording thereof had been deleted or the period thereof reduced or the range of activities or area dealt with thereby reduced in scope, then such covenants shall apply with such modifications as may be necessary to make them valid and effective.

17. Nonassignability; Binding Agreement. Your rights, duties, obligations or interests under this Letter Agreement will not be assignable or delegable by you, and all of the rights and obligations of the Employer hereunder will not be assignable by the Employer except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Employer’s assets.

18. Amendment, Governing Law, and Venue. This Letter Agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Employer. The terms of this Letter Agreement and the resolution of any disputes will be governed by the law of the State of Georgia, without giving effect to the principles of conflict of laws, and shall be filed in a court sitting in Atlanta, Georgia.

19. Arbitration. You and the Employer agree that to the extent permitted by law, any djspute or controversy arising out of, relating to, or in connection with this Letter Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or your employment by the Employer or any termination thereof, will be settled by arbitration to be held at a location in Atlanta, Georgia in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Employer and you each will separately pay its costs and expenses of the arbitration, unless the arbitrator determines otherwise in accordance with applicable law.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this Letter Agreement and the enclosed Confidentiality Agreement and returning them to me. As required by law, your employment with the Employer is also contingent upon your providing legal proof of your identity and authorization to work in the United States as well as satisfactory completion of all reference and background checks.

We look forward to your continued success with the Company.

Very truly yours,

FIRST ADVANTAGE CORPORATION
By:	/s/ Bret T. Jardine
	Name:	Bret T. Jardine
	Title:	Executive Vice-President, General Counsel

I have read and accept this employment offer:

/s/ David L. Gamsey	Dated: 12/23/15
David L. Gamsey

Exhibit A

Definitions

For purposes of the Letter Agreement, the terms set forth below will have meanings set forth herein. If a term defined below is also defined in the Equity Incentive Plan, the definition set forth below shall be used instead of the definition set forth in said Plan.

“Cause” means (as determined by the CEO and Board in its reasonable good faith discretion):

(a)    any willful act or omission by you constituting dishonesty, fraud or other willful malfeasance, which in any such case is injurious to the financial condition or business reputation of the Employer or any of its affiliates;

(b)    your conviction of, or pleading nolo contendere to, any felony or a misdemeanor involving moral turpitude (or the equivalents thereof) in any jurisdiction in which the Employer or any of its affiliates conducts business;

(c)    any material misrepresentation or significant breach of any of the terms of this Letter Agreement or any significant failure to carry out your obligations under this Letter Agreement (other than due to Disability); or

(d)    any judgment made by a court of competent jurisdiction or any binding arbitration award made by an arbitral body against you that has the effect of materially diminishing your ability to perform the duties of your employment with the Employer (including, without limitation, any such determination or award enforcing any proprietary information and inventions or similar agreement with a third party).

Notwithstanding the foregoing, with respect to any proposed termination for Cause under subsection (c) above, the Employer shall provide you with written notice of such assertion of termination for Cause, describing such act(s) allegedly constituting Cause in reasonable detail, at least ten (10) business days prior to the proposed Date of Termination (the “Notice Period”). During the Notice Period, you shall be given an opportunity to cure any such act(s) constituting Cause, or if such act, by its nature, cannot reasonably be expected to be cured within such Notice Period, you shall be given a reasonable opportunity to discuss the situation with the Board prior to expiration of such Notice Period.

“Disability” means your substantial inability to perform your essential duties and responsibilities of your employment for either 90 consecutive days or a total of 120 days out of 365 consecutive days as a defined under the Company’s group medical plan or as determined in good faith by the Employer.

“Good Reason” means:

(a)    a material diminution in your base compensation;

(b)    a material diminution in your authority, duties, or responsibilities;

(c)    a material diminution in the authority, duties, or responsibilities of an employee to whom you report;

(d)    a material diminution in the budget over which you have authority;

(e)    a material change in the geographic location at which you perform services; or

(f)    any other action or inaction that constitutes a material breach of this Letter Agreement by the Employer.

A-2

[Do not sign.]

Exhibit B

David Gamsey

[ADDRESS]

This General Release of all Claims (this “Agreement”) is entered into by David Gamsey (the “Executive”) and First Advantage Corporation (the “Employer”), effective as of                    .

In consideration of the promises set forth in the letter agreement between the Executive and the Employer, dated                    , (the “Employment Agreement”), the Executive and the Employer agree as follows:

1.    Return of Property. All files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Employer in the Executive’s possession must be returned no later than the date of the Executive’s termination from the Employer (or, in the event of involuntary termination by the Employer without advance notice, within 24 hours thereafter).

2.    General Release and Waiver of Claims.

(a)    Release by Executive. In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Executive Releasors”) hereby irrevocably and unconditionally release and forever discharge the Employer, its subsidiaries and affiliates (including without limitation Symphony Technology Group) and each of their respective officers, employees, directors, members shareholders, parents and agents (collectively, “Employer Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Executive Releasors may have, or in the future may possess, whether known or unknown, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Employer or any parents, subsidiaries or affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive Releasors do not release, discharge or waive any (A) rights to payments, equity, bonuses and benefits and other rights provided under the Employment Agreement that are contingent upon the execution by the Executive of this Agreement and rights under benefit plans and programs of the Employer or its affiliates, {B) rights to any indemnification rights the Executive may have in accordance with STG-Fairway Holdings, LLC’s and/or the Employer’s governance instruments or under any director and officer liability insurance maintained by STG-Fairway Holdings, LLC or the Employer with respect to liabilities arising as a result of the Executive’s service as an officer and employee of STG-Fairway Holdings, LLC and/or the Employer, and (C) of their U.S. constitutional rights or privileges. This Section 2(a) does not apply to any Claims that the Executive Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA’’). Claims arising under ADEA are addressed in Section 2(b) of this Agreement.

(b)    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Executive Releasors hereby unconditionally release and forever discharge the Employer Releasees from any and all Claims arising under ADEA that the Executive Releasors may have as of the date the Executive signs this Agreement. By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Employer in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Employer with a written notice of his revocation of the release and waiver contained in this paragraph.

(c)    Release by Employer In consideration of the Executive executing and delivering this Agreement, the Employer and each of the Employer’s respective subsidiaries, affiliates, successors and assigns (collectively, the “Employer Releasors”) hereby irrevocably and unconditionally release and forever discharge the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns from any and all Claims, including, without limitation, any Claims under any federal, state, local or foreign law, that the Employer Releasors may have, or in the future may possess, whether known or unknown, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Employer or any parents, subsidiaries or affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof.

(d)    No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement. The Employer may assign this Agreement, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to, the Employer.

3.    Proceedings.

(a)    General Agreement Relating to Proceedings. The Executive has not filed, and except as provided in Sections 3(b) and 3(c), the Executive agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Employer Releasees before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Employer to the Executive under the Employment Agreement or benefit plans and programs of the Employer or its affiliates as described in Section 2(a)(A) or any indemnification rights the Executive may have in accordance with the STG-Fairway Holdings, LLC’s and/or the Employer’s governance instruments or under any director and officer liability insurance maintained by the Employer (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(b)    Proceedings Under ADEA. Section 3(a) shall not preclude the Executive from filing any complaint, charge, claim or proceeding challenging the validity of the Executive’s waiver of Claims arising under ADEA (which is set forth in Section 2(b) of this Agreement). However, both the Executive and the Employer confirm their belief that the Executive’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

(c)    Certain Administrative Proceedings. ln addition, Section 3(a) shall not preclude the Executive from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency. The Executive is, however, waiving his right to recover money in connection with any such charge or investigation. The Executive is also waiving his right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

4.    Remedies. In the event that (i) the Executive initiates or voluntarily participates in any Proceeding in violation of this Agreement, or (ii) he fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Employment Agreement, or (iii) he revokes the ADEA release contained in Section 2(b) within the seven-day period provided under Section 2(b ), the Employer may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of Paragraph 7(b)(ii) of the Employment Agreement (other than Accrued Obligations (as defined in the Employment Agreement) or terminate any benefits or payments that are subsequently due under Paragraph 7(b)(ii) of the Employment Agreement (other than Accrued Obligations); any such reclamation or termination by the Employer in accordance with this Section 4 shall not operate as a waiver of the release granted herein in the circumstances described in the foregoing clauses (i) and (ii). The Executive acknowledges and agrees that the remedy at law available to the Employer for breach of any of his post-termination obligations under the Employment Agreement or his obligations under Sections 2 and 3 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to measurement in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Employer may have at law or in equity or as may otherwise be set forth in the Employment Agreement, the Employer shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching his post-termination obligations under the Employment Agreement or his obligations under Sections 2 and 3 herein. Such injunctive relief in any court shall be available to the Employer, in lieu of, or prior to or pending determination in, any arbitration proceeding.

The Executive understands that by entering into this Agreement he shall be limiting the availability of certain remedies that he may have against the Employer and limiting also his ability to pursue certain claims against the Employer.

5.    Severability Clause. In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

6.    Nonadmission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Employer.

7.    Governing Law and Forum. This Agreement and all matters or issues arising out of or relating to your employment with the Employer shall be governed by the laws of the State of Georgia applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in Atlanta, Georgia.

8.    Notices. Notices under this Agreement must be given in writing, by personal delivery, regular mail or receipted email, at the parties’ respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of the Employer, to the attention of the Employer’s General Counsel. Any notice given by regular mail shall be deemed to have been given three days following such mailing.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

FIRST ADVANTAGE CORPORATION

By:

David Gamsey

Dated:

Exhibit C

FIRST ADVANTAGE CORPORATION

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming an employee of First Advantage Corporation, a Delaware corporation (the “Emplover”), and in consideration of my continuing employment relationship with the Employer and my receipt of the compensation now and hereafter paid to me by the Employer, I agree to the following:

1.    Employment Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in an employment relationship with, or the duration of my employment relationship with, the Employer under any existing agreements between the Employer and me, including but not limited to the offer letter entered into by and between the Employer and me on the date hereof (the “Letter Agreement”), or under applicable law. Any employment relationship between the Employer and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2.    Confidential Information. I agree at all times during the term of my Relationship with the Employer and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Employer to the extent necessary to perform my obligations to the Employer under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Employer or the Board of Managers of STG-Fairway Holdings, LLC, any Confidential Information (as defined below) which I obtain or create; provided that the foregoing will not apply to information which is not unique to STG-Fairway Holdings, LLC, the Employer or any of their respective affiliates or which is generally known to the industry or the public other than as a result of my breach of this covenant. I further agree not to make copies of such Confidential Information except as authorized by the Employer; except that I may retain personal data, notes, notebooks and/or diaries. As used in this Agreement, the term “Confidential Information” means information pertaining to any aspects of the Employer’s business or the business of its parent or its affiliates (including Symphony Technology Group) which is either information not known by actual or potential competitors of the Employer, its parent or its affiliates or is proprietary information of the Employer or its customers or suppliers, or its parent or its affiliates or its parents’ or affiliates’ customers and suppliers, whether of a technical nature or otherwise.

3.    Inventions.

(a)    Assignment of Inventions. I agree that I will promptly disclose to the Employer, and hereby assign to the Employer, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which I am employed by or a consultant of the Employer (collectively referred to as “Inventions”), except Inventions unrelated to the business of the Employer and its affiliates that I develop on my own time using no resources of the Employer or any of its affiliates. No rights are hereby conveyed in Inventions, if any, made by me prior to my Relationship with the Employer. Such inventions are identified on Exhibit I to this Agreement (which exhibit contains no confidential information).

(b)    Patent and Copyright Rights. I agree to assist the Employer, or its designee, at its expense, in every proper way to secure the Employer, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Employer or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Employer or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Employer or its designee and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Employer or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Employer or its designee as above, then I hereby irrevocably designate and appoint the Employer and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Employer or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Employer or such designee.

Any work required by the Employer will be performed at the Employer’s cost at individual reasonable market rates.

4.    Representations and Covenants.

(a)    Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Employer.

(b)    Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

5.    General Provisions.

(a)    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the principles of conflict of laws.

(b)    Entire Agreement. This Agreement, along with the Letter Agreement, sets forth the entire agreement and understanding between the Employer and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

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(c)    Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Employer, its successors, and its assigns.

(e)    Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Employer to any successor in interest or other assignee.

(f)    Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Employer irreparable harm, and therefore agree that the Employer will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other right and remedies that the Employer may have for a breach of this Agreement.

(g)    ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

I acknowledge that I have read and that I understand all the provisions of this agreement, a copy of which has been delivered to me. By signing below, I agree to be bound by all its terms.

David Gamsey

/s/ David Gamsey
Signature

Date:	12/23/15

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EXHIBIT 1

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

EXCLUDED UNDER SECTION 3

Title	Date	Identifying Number or Brief Description

☒ No inventions or improvements

☐ Additional Sheets Attached

Signature of Employee:	/s/ David L. Gamsey
Print Name of Employee:	David L. Gamsey
Date:	12/23/15

and authorization to work in the United States as well as satisfactory completion of all reference and background checks.

We look forward to your continued success with the Company.

Very truly yours,

FIRST ADVANTAGE CORPORATION

By:	/s/ Bret T. Jardine
	Name:	Bret T. Jardine
	Title:	Executive Vice-President, General Counsel

I have read and accept this employment offer:

/s/ David L. Gamsey	Dated:	12/23/15
David L. Gamsey